Exhibit 99.1

Contact:	Ken Bond	Deborah Hellinger
	Oracle Investor Relations	Oracle Corporate Communications
	1.650.607.0349	1.212.508.7935
	ken.bond@oracle.com	deborah.hellinger@oracle.com

Oracle Names Awo Ablo to the Board of Directors

AUSTIN, Texas, March 24, 2022 — Oracle Corporation (NYSE: ORCL) today announced that it unanimously elected Awo Ablo to Oracle’s Board of Directors and increased the size of the Board to 15. The election is effective as of March 22, 2022.

Ms. Ablo is the Executive Director, External Relations at the Tony Blair Institute for Global Change (the “Institute”) and has served as Company Director for the Institute since 2019. Ms. Ablo is Vice Chair of the Board at BBC Media Action and Vice Chair at the Institute for Development Studies, University of Sussex. Previously, Ms. Ablo served as the Director, External Relations at the International HIV/AIDS Alliance and as Director of Business Development at the BBC World Service Trust. Ms. Ablo is engaged as an Advisor to Iceaddis. Ms. Ablo has served on various advisory groups and committees, including the Chatham House Global Health Working Group. She has a Masters degree from SOAS, London University’s School of Oriental and African Studies and a Bachelors degree in Philosophy and Theology from the University of Kent.

“At the Tony Blair Institute for Global Change, Awo Ablo works directly with Tony Blair in both the formulation and implementation of policy initiatives designed to improve national governance and economic development,” said Larry Ellison, Oracle’s Chairman of the Board and Chief Technology Officer. “Awo now has years of experience collaborating with heads of state, heads of government and other high-ranking government officials to help develop national programs addressing a wide range of critical challenges ranging from securing the food supply to modernizing healthcare and digital infrastructure. This wealth of experience will enable Awo to provide the Oracle Board with a unique perspective as to what is required for us to better meet the needs of our government customers around the world.”

Bruce Chizen, Chair of the Nomination and Governance Committee, added, “I am delighted to welcome Ms. Ablo to the Board. We believe that Oracle, along with its customers and shareholders, will benefit from Ms. Ablo’s current and prior experience in global healthcare and governmental affairs.”

Members of Oracle’s Board of Directors serve one-year terms and stand for election at the company’s next annual meeting of stockholders in November 2022.

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